Exhibit 10.9
IN ACCORDANCE WITH ITEM 601(A)(6) OF REGULATION S-K, CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT CONTAINS PERSONALLY IDENTIFIABLE INFORMATION. [###] INDICATES THAT INFORMATION HAS BEEN REDACTED
May 21, 2024
Timothy Tuller
[###]
[###]
Dear Tim:
Bamboo Ide8 Insurance Services (hereafter referred to as “Bamboo” or “the Company”), is pleased to offer you an exempt employment position as Chief Financial Officer reporting to the CEO. This position is primarily in remote, but will require monthly travel to meet with executives and other team members.
Should you accept our offer, Bamboo will pay you $300,000 on an annualized basis for your services, less deductions required by law, in accordance with our normal payroll practices. You will be paid by Bamboo on a semi-monthly basis, on the 15th and the last day of the month. Bamboo will supply you with instructions for submitting any necessary information for payroll.
You will be eligible to participate in the benefit plans that the Company generally available to its employees. The Company currently offers group health insurance benefits in accordance with the terms and limitations applicable to our coverages, which are subject to change. You will be eligible to apply for enrollment in our group health insurance plans beginning the first day of the month following your start date. Bamboo also provides paid time off to its full-time employees. If you elect to join us, as an exempt employee, you will not accrue paid time off “PTO” and instead will be permitted to take time off on a discretionary basis. In addition, the Company offers 11 paid holidays per year. You will also be eligible to enroll in our 401(k) savings plan with ADP at the commencement of your employment. Additional information regarding the employment policies of the Company is set forth in our Employee Handbook, a copy of which will be available to you when you begin work.
Subject to approval by the Board of Directors, you will be eligible to receive an annual bonus with a target payout at one hundred percent (100%) of your annual salary and a minimum of 25% of salary, maximum of 200% of salary. Your bonus for 2024 will be paid at a minimum percentage of 150% or $450,000.
Bamboo has agreed that you will receive three one-time bonus payments. You will receive a bonus payment of $100,000 at the commencement of your employment, payable within one week of your start date. On March 31, 2025, you will receive a bonus payment of $100,000. On March 31, 2026, you will receive a bonus payment of $100,000. If the employee separates from the Company within twelve months of payment of any of the three bonus payments listed in this paragraph, the employee will be obligated to pay back a prorated portion of the bonus paid in the twelve months prior to the separation date.
You will be eligible to participate in our Management Incentive Program. Subject to Board approval, the Company will grant you equity in the form of profit interest units in an amount equal to
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1.25% of the outstanding equity. The granted units will be subject to a vesting schedule to be detailed in the granting documents.
Bamboo employs its employees at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, Bamboo will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. However, should you be terminated without cause, Bamboo has agreed that you will be offered severance for the six-months following the separation date. We may, in our discretion, determine other terms and conditions of your employment, including, but not limited, to, work assignments and work schedules, and may modify any terms and conditions of employment at any time. Except for the CEO of the Company, no manager or other representative of Bamboo has authority to agree on behalf of the Company to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit the Company’s right to modify the terms and conditions of your employment. Any agreement to employ any employee for any specific period of time, to employ any employee on other than an at-will basis, or to limit Bamboo’s right to modify the terms and conditions of your employment, is binding only if signed by you and the CEO of the Company.
Employees of Bamboo may work with and/or develop information which is considered confidential by the Company. As a result, Bamboo requires employees to agree not to use or disclose any such confidential information for the benefit of anyone other than the Company. As a condition of employment, you will be required (1) to sign and comply with a Proprietary information and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit A, which among other things, prohibits unauthorized use or disclosure of Company proprietary information; (2) to sign and return a satisfactory I-9 Immigration form which will be provided to you; and (3) to provide satisfactory proof of your identity as required by U.S. law. By signing below, you represent that your performance of services to the company will not violate any duty which you may have to any other person or entity (such as a present or former employer), including obligations concerning providing services (whether or not competitive) to other, confidentiality of proprietary information and assignment of inventions, ideas, patents or copyrights, and you agree that you will not do anything in the performance of services hereunder that would violate any such duty.
We are excited about the prospect of working with you and hope that you will decide to join us. In order to memorialize your acceptance of our offer, please sign this letter in the designated space below and return it by 9:00am PDT May 31, 2024.
If you have any questions about our offer or employment at Bamboo in general, I encourage you to contact me at your convenience.
Sincerely,
John Chu
CEO
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I accept the offer of employment set forth above.

/s/ Tim Tuller	5/21/24
Signature	Date

6/11/24
Start Date
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